Exhibit 10.4

AMCI Acquisition Corp.
975 Georges Station Road, Suite 900
Greensburg, PA 15601

October 12, 2020

AMCI Sponsor LLC 1501 Ligonier Street, Suite 370 Latrobe, PA 15601 Attn: William Hunter	Advent Technologies, Inc. One Mifflin Place 119 Mt Auburn Street, Suite 400 Cambridge, MA 02138 Attn: James F. Coffey

Re:	Sponsor Warrant Letter

Ladies and Gentlemen:

Reference is hereby made to that certain Agreement and Plan of Merger, dated as of October 12, 2020 (as amended, the “Merger Agreement”), by and among AMCI Acquisition Corp., a Delaware corporation (the “Purchaser”), AMCI Merger Sub Corp., a Delaware corporation, AMCI Sponsor LLC, a Delaware limited liability company, in the capacity as the Purchaser Representative thereunder, Vassilios Gregoriou, in the capacity as the Seller Representative thereunder, and Advent Technologies, Inc., a Delaware corporation (the “Company”).  Any capitalized terms used but not defined in this letter agreement (this “Agreement”) will have the meanings ascribed thereto in the Merger Agreement.

In connection with the Merger Agreement, AMCI Sponsor LLC, a Delaware limited liability company (“Sponsor”), has agreed to enter into this Agreement with the Purchaser and the Company relating to the 5,910,416 warrants to purchase shares of Class A Common Stock, par value $0.0001 per share, of the Purchaser (such warrants, the “Private Placement Warrants”) initially purchased by Sponsor in a private placement prior to the Purchaser’s initial public offering, which Private Placement Warrants are currently held by Sponsor.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sponsor, the Purchaser and the Company hereby agree as follows:

1.
Sponsor hereby agrees that, upon and subject to the Closing, Sponsor will, subject to and in accordance with the terms and conditions of this Agreement, forfeit one-third (1/3rd) of the Private Placement Warrants that it owns as of the Closing (the “Forfeited Warrants”), prior to giving effect to the Warrant Amendment (and for the avoidance of doubt, prior to giving effect to any transfers of Private Placement Warrants by Sponsor to Orion Resource Partners (USA) LP, a Delaware limited partnership (“Orion”)).

2.
Notwithstanding anything to the contrary herein, at or prior to the Closing, Sponsor may transfer any Private Placement Warrants to any third-party investor who provides equity or debt financing for the transactions contemplated by the Merger Agreement without the consent of any party hereto, and any Private Placement Warrants so transferred shall reduce the number of Private Placement Warrants used to calculate the number of Forfeited Warrants hereunder.  Any such transferred Private Placement Warrants shall not be subject to the terms and conditions of this Agreement (but shall be subject to the Warrant Amendment).

3.
This Agreement (including the Merger Agreement, to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.  This Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.  No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

4.
Subject to Section 2 above, no party hereto may assign either this Agreement or any of its rights or obligations hereunder without the prior written consent of the other parties.  Any purported assignment in violation of this Section 4 shall be null and void ab initio and of no force or effect.  This Agreement shall be binding on the undersigned parties and their respective successors and permitted assigns.

5.
Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in Section 9.2 of the Merger Agreement.  Unless otherwise specified in writing by the Sponsor, notices to the Sponsor shall be sent to the address of the Purchaser Representative set forth in the Merger Agreement.

6.
This Agreement shall be construed, interpreted and enforced in a manner consistent with the provisions of the Merger Agreement.  The provisions set forth in Sections 9.4 through 9.8, 9.12 and 9.13 of the Merger Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement as if all references to the “Agreement” in such sections were instead references to this Agreement, and the references therein to the “Parties” were instead to the parties to this Agreement.

7.
This Agreement shall terminate at such time, if any, as the Merger Agreement is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement.

{Remainder of Page Left Blank; Signature Page Follows}

Please indicate your agreement to the foregoing by signing in the space provided below.

AMCI ACQUISITION CORP.

By:	/s/ William Hunter
Name: William Hunter
Title: Chief Executive Officer

Accepted and agreed, effective as of the date first set forth above:

ADVENT TECHNOLOGIES, INC.

By:	/s Vassilios Gregoriou
Name: Vassilios Gregoriou
Title: Chief Executive Officer

AMCI SPONSOR LLC

By:	/s/ William Hunter
Name: William Hunter
Title: Managing Member

{Signature Page to Sponsor Warrant Letter}